UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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Life Time Fitness, Inc.

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LIFE TIME FITNESS, INC.

Life Time Fitness, Inc.

2902 Corporate Place

Chanhassen, Minnesota 55317

(952) 947-0000

March 5, 2012

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders to be held at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, Minnesota 55317, commencing at 1:00 p.m., central time, on Thursday, April 19, 2012.

The notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please vote your shares, as instructed in your proxy card or the Notice of Internet Availability of Proxy Materials, as promptly as possible. If you received a Notice of Internet Availability of Proxy Materials, you may vote your shares over the Internet or request a paper proxy card, which will include instructions to vote by telephone, as well as a reply envelope to submit your vote by mail. Please vote as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at that time if you so desire.

Sincerely,

Bahram Akradi
Chairman of the Board of Directors, President and Chief Executive Officer

LIFE TIME FITNESS, INC.

Notice of Annual Meeting of Shareholders

To Be Held on April 19, 2012

The annual meeting of shareholders of Life Time Fitness, Inc. will be held at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, Minnesota 55317, commencing at 1:00 p.m., central time, on Thursday, April 19, 2012 for the following purposes:

1. To elect a board of directors of eight directors, to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3. To approve, on an advisory basis, the compensation of our named executive officers as disclosed in our proxy statement; and

4. To transact other business that may properly be brought before the meeting.

Our board of directors has fixed February 23, 2012 as the record date for the meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, please vote by Internet in accordance with the voting instructions set forth on your Notice of Internet Availability of Proxy Materials. If you received a Notice of Internet Availability of Proxy Materials, you may also request a paper proxy card, which will include instructions to vote by telephone, as well as a reply envelope to submit your vote by mail. You may revoke your proxy at any time prior to being exercised, and voting your proxy by telephone or through the Internet or returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

Bahram Akradi
Chairman of the Board of Directors, President and Chief Executive Officer

Chanhassen, Minnesota

March 5, 2012

VOTING METHODS

If your shares are registered directly in your name: If you are a shareholder of record, you may vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1. BY INTERNET

a. Go to the Web site at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. (ET) on April 18, 2012.

b. Please have your Notice of Internet Availability of Proxy Materials or, if you have requested one, your proxy card, available to verify your identity and create an electronic ballot.

c. Follow the simple instructions provided.

2. BY TELEPHONE

a. Request a proxy card by following the instructions in your Notice of Internet Availability of Proxy Materials.

b. On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. (ET) on April 18, 2012.

c. Please have your proxy card available to verify your identity.

d.	Follow the simple instructions provided.

3. BY MAIL

a. Request a proxy card by following the instructions in your Notice of Internet Availability of Proxy Materials.

b. Mark, sign and date your proxy card.

c. Return it in the postage-paid envelope that will be provided.

If your shares are held in a brokerage, bank or similar account: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice of Internet Availability of Proxy Materials that will tell you how to access our proxy materials and vote your shares via the Internet. It will also tell you how to request a paper or e-mail copy of our proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held April 19, 2012.

The following materials are available for review on the Internet:

Proxy Statement for the 2012 Annual Meeting of Shareholders

Annual Report for the year ended December 31, 2011

To view the Proxy Statement and Annual Report, visit http://materials.proxyvote.com/53217R.

Your vote is important. Thank you for voting.

PROXY STATEMENT

GENERAL INFORMATION

Your proxy is being solicited by our board of directors for use in connection with the annual meeting of shareholders to be held on Thursday, April 19, 2012 at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, Minnesota 55317, commencing at 1:00 p.m., central time, and at any adjournments thereof. Our telephone number is (952) 947-0000. The mailing of the Notice of Internet Availability of Proxy Materials to shareholders will commence on or about March 5, 2012.

Notice of Internet Availability of Proxy Materials

Under rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders through the Internet, rather than mailing printed copies to our shareholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials, and vote your shares, on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Record Date

Only shareholders of record at the close of business on February 23, 2012 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 42,733,948 shares of our common stock outstanding, each entitled to one vote.

Voting of Proxies

Proxies voted by telephone, Internet or mail in accordance with the voting instructions set forth in your proxy card or Notice of Internet Availability of Proxy Materials, and not revoked, will be voted in the manner specified. A shareholder providing a proxy retains the right to revoke it at any time before it is exercised by providing written notice to our Secretary of termination of the proxy’s authority or a properly signed and duly returned proxy bearing a later date.

Shareholder Proposals

As stated in last year’s proxy statement dated March 7, 2011, shareholder proposals to be presented at this year’s annual meeting of shareholders and included in this proxy statement were due at our principal executive office by November 8, 2011. No such proposals were received. We must receive shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2013 that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 6, 2012. We must receive any other shareholder proposals intended to be presented, and any director nominees for election, at the annual meeting of shareholders in the year 2012 at our principal executive office no later than January 19, 2013.

Quorum

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes” will be counted as present for purposes of determining the existence of a quorum. Broker non-votes are explained under the “Shares Held in Street Name” section on page 2.

Vote Required

Election of Directors. The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election to the board of directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. A shareholder who does not vote (including a broker non-vote) will have no effect on the election of directors.

Non-Binding Vote on Executive Compensation. The advisory vote on the compensation of our named executive officers as disclosed in this proxy statement is not binding on us. We will consider our shareholders to have approved our executive compensation if the number of votes cast “for” this proposal exceeds the number of votes cast “against” this proposal. With respect to this proposal, a shareholder who abstains and a shareholder who does not vote (including a broker non-vote), will have no effect on the outcome of this proposal.

Other Proposals. For all other proposals, the affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of each other proposal presented in this proxy statement. A shareholder who abstains with respect to a proposal will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) will have no effect on the outcome of these proposals.

Shares Held in Street Name

The election of directors and the advisory vote on executive compensation are proposals on which your broker does not have discretionary authority to vote. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted, your broker or other nominee will not be able to vote your shares on these matters. Accordingly, we urge you to direct your broker or nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies for the annual meeting. We may engage the The Proxy Advisory Group, LLC® to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $14,000 in the aggregate. In addition to solicitation by the use of mail, certain of our directors, officers and regular employees may solicit proxies by telephone or personal interview. We may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Composition of Our Board of Directors

Our bylaws provide that our business will be managed by or under the direction of a board of directors. The number of directors constituting our board of directors is determined from time to time by our board of directors and currently consists of eight members.

Each director will be elected at the annual meeting to hold office until the next annual shareholders meeting and the director’s successor has been duly elected and qualified. Our board of directors, upon the recommendation of our governance and nominating committee, has nominated the eight persons named below for election as directors. Unless otherwise directed, proxies solicited by our board of directors will be voted to elect the eight nominees named below to constitute the entire board of directors.

Directors and Director Nominees

All of the nominees named below are current directors of our company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the accompanying proxy form may vote for a substitute nominee selected by the governance and nominating committee.

The following table sets forth certain information regarding each director nominee:

Name	Age	Position
Bahram Akradi	50	Chairman of the Board of Directors, President and Chief Executive Officer
Giles H. Bateman	67	Director
Jack W. Eugster	66	Director
Guy C. Jackson	69	Director
John K. Lloyd	65	Director
Martha A. Morfitt	54	Director
John B. Richards	63	Director
Joseph S. Vassalluzzo	64	Director

Set forth below are the biographies of each director nominee, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the board of directors’ conclusion that the nominee should serve as a director:

Bahram Akradi founded our company in 1992 and has been a director since our inception. Mr. Akradi was elected chief executive officer and chairman of the board of directors in May 1996. In December 2009, Mr. Akradi was appointed president of our company; a position he also held from 1992 through December 2007. Mr. Akradi has over 25 years of experience in healthy way of life initiatives. From 1984 to 1989, he led U.S. Swim & Fitness Corporation as its co-founder and executive vice president. Mr. Akradi was a founder of the health and fitness Industry Leadership Council.

Through his leadership roles in our industry, Mr. Akradi has gained extensive experience in the development and operation of health and fitness companies. As our founder, he has significant knowledge of all facets of our company, including the day-to-day operations of our in-center programs and offerings and the construction and design of our centers. Mr. Akradi’s long history with our company, combined with his leadership skills and operating experience, makes him particularly well suited to be our chairman.

Giles H. Bateman was elected a director of our company in March 2006. Mr. Bateman was one of four co-founders of Price Club in 1976 and served as its chief financial officer and vice chairman until 1991. Mr. Bateman served as non-executive chairman of CompUSA Inc., a publicly traded retailer of computer hardware, software, accessories and related products, from 1993 until he retired in 2000. Mr. Bateman serves as a director and the chair of the audit committee of WD-40 Company. Within the last five years, Mr. Bateman also served on the board of directors of United PanAm Finance Corporation.

Mr. Bateman has more than 20 years of public company operating experience, including as founder, chief financial officer and vice chairman of big-box retailer, Price Club, and has served on numerous public company boards. In addition to his leadership experience with a big-box retailer, he also has background and expertise in finance through his tenure as chief financial officer at Price Club as well as his service on numerous audit committees in the past. This experience allows him to provide guidance and counsel in his role as chairman of our finance committee.

Jack W. Eugster was elected a director of our company in October 2009. Mr. Eugster served as the chairman, president and chief executive officer of Musicland Stores Corporation, a retail music and home video company, for 21 years before his retirement in 2001. Prior to Musicland, Mr. Eugster held executive leadership positions with The Gap, Inc. and Target Corporation. He currently serves on the board of directors of three other public companies, Donaldson Company, Inc., Graco Inc. and Black Hills Corporation.

Mr. Eugster has a history of demonstrated leadership with major retail organizations. His significant experience in leadership positions, including chief executive officer, of retail companies is particularly valuable for us as he can provide strategic input on center development and in-center offerings and programs. Mr. Eugster also brings extensive governance experience to our board and company as he has served as a director of numerous public companies, including big-box retailers.

Guy C. Jackson was elected a director of our company in March 2004. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, Mr. Jackson served as the audit partner for numerous public companies. He also serves as a director, and the chair of the audit committee, of two other public companies, Cyberonics, Inc. and Digi International Inc. Within the last five years, Mr. Jackson has also served on the board of directors, and chaired the audit committees, of EpiCept Corporation and Urologix, Inc.

Mr. Jackson brings more than 35 years of finance, audit and accounting experience to our board. Along with his years of experience with the accounting firm of Ernst & Young, LLP, serving many different companies and industries, Mr. Jackson is also a director, and chair of the audit committee, for two other public companies. Mr. Jackson’s significant experience in the finance area allows him to provide analysis and input to our finance, accounting and internal audit functions. This experience, and his service on other boards and audit committees, qualifies Mr. Jackson to serve as chairman of our audit committee.

John K. Lloyd was elected a director of our company in October 2009. Since 1997, Mr. Lloyd has been the president of Meridian Health, a New Jersey-based integrated health system which encompasses five hospitals and an extensive network of non-hospital healthcare services. Prior to Meridian Health, Mr. Lloyd held executive leadership positions with Jersey Shore University Medical Center, Modern Health Affiliates, Inc. and Episcopal Hospital. He currently serves as chairman of the board of directors of QualCare Preferred Providers and QualCare Alliance Networks, Inc. Within the last five years, Mr. Lloyd has also served on the board of directors of Commerce Bancorp, Inc., which was subsequently acquired by T.D. Bank Group.

As the president of Meridian Health, Mr. Lloyd has significant experience in the strategic development and operation of a network of health and wellness businesses within one corporate system. This experience allows Mr. Lloyd to provide valuable insight and guidance on organizational structure and employee programs within the health and wellness sector, as well as our technological systems and information safeguarding processes and procedures. Mr. Lloyd also brings additional public company governance experience to our board from his prior service as a director of Commerce Bancorp, Inc.

Martha (Marti) A. Morfitt was elected a director of our company in August 2008. Since October 2009, Ms. Morfitt has been the chief executive officer of Airborne, Inc., a privately held manufacturer and marketer of dietary supplements. Ms. Morfitt is the former president and chief executive officer of CNS, Inc., a manufacturer and marketer of consumer healthcare products. She held this position from 2001 through March 2007. From 1998 to 2001, she was chief operating officer of CNS, Inc. Ms. Morfitt left her position at CNS, Inc. effective March 2007 as a result of the acquisition of CNS, Inc. by GlaxoSmithKline plc in December 2006. Prior to 1998, Ms. Morfitt held an executive position at the Pillsbury Company. Ms. Morfitt is also a director of Graco Inc. and lululemon athletica inc. Within the last five years, Ms. Morfitt has also served on the board of directors of CNS, Inc. and Solta Medical, Inc.

As the president and chief executive officer of CNS, Inc., Ms. Morfitt gained significant experience leading a publicly held consumer products company. Now Ms. Morfitt continues to gain leadership experience in the consumer products industry as the chief executive officer of Airborne, Inc. In addition to her leadership experience at CNS, Inc. and Airborne, Inc., Ms. Morfitt also serves as a director of two other public companies. Ms. Morfitt is well suited as a director of our company, as her consumer marketing and business strategy expertise allows Ms. Morfitt to provide insight on strategic plans relating to our business.

John B. Richards was elected a director of our company in October 2006. Mr. Richards is currently a managing partner of the New England Consulting Group, a firm specializing in creative marketing and growth strategies for a wide range of branded consumer businesses. Mr. Richards also serves as an interim consulting executive to various retail companies. Previously, he served as the president and chief executive officer of Elizabeth Arden Red Door Spa Holdings from October 2001 until May 2006. Elizabeth Arden Red Door Spa Holdings is a developer and operator of prestige day and resort spas. Mr. Richards also served as President of Starbucks Coffee Company, and held senior leadership and management positions with Four Seasons Hotels, Inc., Royal Viking Line, McKinsey & Company and The Procter & Gamble Company.

In his senior leadership roles at companies in the hospitality industry, Mr. Richards gained significant marketing and operating experience. Also, his expertise in marketing health and beauty services, gained through his role as chief executive officer at Elizabeth Arden Red Door Spa Holdings, is particularly valuable as we continue to provide health and wellness services in a resort-like environment.

Joseph S. Vassalluzzo was elected a director of our company in October 2006 and our lead director in October 2008. Since August 2005, Mr. Vassalluzzo has been an independent advisor to retail organizations, with a primary emphasis on real estate. From 1989 until August 2005, Mr. Vassalluzzo held executive and senior leadership positions with Staples, Inc., an office products retailer, including vice chairman from 2000 to 2005. Previously, Mr. Vassalluzzo has held management, sales, operations and real estate positions with Mobile Corp., Amerada Hess Corp. and American Stores Company. Mr. Vassalluzzo is the non-executive chairman and a member of the compensation committee and nominating and governance committee of the Board of Trustees of Federal Realty Investment Trust, a publicly held real estate investment trust. He is also a director and a member of the nominating and governance committee and real estate committee of iParty Corporation, a publicly-held chain of party supply superstores. Within the last five years, Mr. Vassalluzzo has also served on the board of directors of Commerce Bancorp, Inc., which was subsequently acquired by T.D. Bank Group.

Mr. Vassalluzzo has a history of demonstrated leadership in real estate acquisition and expansion in his roles at Staples, Inc. His real estate and expansion experience is particularly valuable as we continue to research and develop sites for new centers. His executive and senior leadership positions at numerous retailers make him well suited to be our lead director.

None of the above nominees is related to each other or to any of our executive officers.

Board of Directors Meetings and Attendance

Our board of directors held six meetings during fiscal year 2011. During fiscal year 2011, each director attended at least 75% of the aggregate number of the meetings of our board of directors and of the board committees on which she/he serves. Our board of directors typically holds an executive session of only independent directors at the end of each regularly scheduled meeting.

Director Independence and Board Structure

Our board of directors reviews at least annually the independence of each director. During these reviews, our board of directors considers relationships between each director (considering all relevant facts and circumstances) and our company and its management to determine whether any such relationships are material. In February 2012, our board of directors conducted its annual review of director independence and determined that no material relationships existed that would disqualify any of our directors as independent under the listing standards of the New York Stock Exchange or require disclosure under Securities and Exchange Commission rules, with the exception of Mr. Akradi, who is also our chairman, president and chief executive officer. Based on a review of information provided by the directors and other information we reviewed, our board of directors concluded that none of our non-employee directors have any material relationship with our company as defined by the listing standards of the New York Stock Exchange.

Our board specifically considered that Mr. Eugster is a director and 15% equity owner of a privately held company that provides security and video surveillance related services to our company. We paid less than $2,500 to this company in fiscal 2011, which is significantly less than the NYSE threshold for such transactional relationships. Our board also considered that Ms. Morfitt is a director of, and has a less than 1% equity interest in, lululemon athletic inc., a company from which we purchase certain apparel. We paid less than $500,000 to lululemon athletic inc. in fiscal 2011, which is also significantly less than the NYSE threshold for such transactional relationships. Finally, our board considered that Mr. Lloyd is the president of Meridian Health, which contracted with a third-party wellness program provider to provide certain services as part of Meridian Health’s employee wellness program. The third-party wellness program provider then subcontracted with our company to provide certain blood screening services to be included in the wellness program. We received approximately $512,000 from the third-party wellness program provider in fiscal 2011 for the Meridian Health account, which is also less than the NYSE threshold for such transactional relationships. Our board determined that the above relationships were at “arms-length” and not material to any of the entities or the directors, and that Mr. Eugster, Ms. Morfitt and Mr. Lloyd had no personal interest in the transactions. After review of these transactions, our board of directors determined that Messrs. Bateman, Eugster, Jackson, Lloyd, Richards and Vassalluzzo, and Ms. Morfitt are independent.

At this time, our board of directors believes it is appropriate and efficient for Mr. Akradi, our chairman, president and chief executive officer, to also serve as chairman of the board, based on Mr. Akradi’s extensive knowledge of our company and the healthy way of life marketplace. The independent members of our board have named Mr. Vassalluzzo our independent lead director. Mr. Vassalluzzo, as lead director, chairs the executive sessions of the non-management members of our board of directors, acts as a liaison with Mr. Akradi, in consultation with the independent directors and assists in developing the agendas for each board of directors meeting.

Committees of Our Board of Directors

Our board of directors has an audit committee, a compensation committee, a governance and nominating committee and a finance committee. The charters for our audit committee, compensation committee, governance and nominating committee and finance committee are available on the Corporate Governance section of the Investor Relations page on our website at lifetimefitness.com. Each of our committees has the authority to retain outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions.

Our board of directors’ committee composition is as follows:

Director	Audit	Compensation	Governance and Nominating	Finance
Bahram Akradi
Giles H. Bateman		X		Chair
Jack W. Eugster	X			X
Guy C. Jackson	Chair		X
John K. Lloyd		X	X
Martha A. Morfitt	X	X
John B. Richards			Chair	X
Joseph S. Vassalluzzo		Chair		X
Meetings Held in 2011	6	4	5	7

Audit Committee.

Our audit committee consists of Messrs. Jackson (Chair) and Eugster and Ms. Morfitt. The functions of the audit committee include oversight of the integrity of our consolidated financial statements, our internal controls and internal audit function, our compliance with legal and regulatory requirements and the selection, performance, qualifications and independence of our independent auditors. Our audit committee is directly responsible for the appointment of any independent auditor engaged for the purpose of preparing or issuing an audit report or related work. Our audit committee is also responsible for the retention, compensation, evaluation, termination and oversight of our independent auditors. The purpose and responsibilities of our audit committee are set forth in the Audit Committee Charter approved by our board of directors and most recently amended on December 15, 2011.

Our board of directors has determined that all members of our audit committee are “independent,” as defined in Section 10A of the Securities Exchange Act of 1934 and pursuant to the rules of the New York Stock Exchange, and that each member of our audit committee also qualifies as an “audit committee financial expert,” as defined by applicable regulations of the SEC.

Compensation Committee.

Our compensation committee consists of Messrs. Vassalluzzo (Chair), Bateman and Lloyd and Ms. Morfitt. The functions of the compensation committee include reviewing and approving the goals and objectives relevant to the compensation of our chief executive officer, analyzing the chief executive officer’s performance in light of those goals and objectives based upon the evaluation completed by the governance and nominating committee, and then determining and approving the chief executive officer’s compensation level based on that evaluation. Our compensation committee also approves the compensation of other executive officers, and makes recommendations to our board of directors with respect to incentive-compensation plans and equity-based plans. Our compensation committee also makes recommendations to our board of directors with respect to any changes in director compensation. The purpose and responsibilities of our compensation committee are set forth in the Compensation Committee Charter approved by our board of directors and most recently amended on December 15, 2011.

Governance and Nominating Committee.

Our governance and nominating committee consists of Messrs. Richards (Chair), Jackson and Lloyd. The functions of the governance and nominating committee include identifying individuals qualified to become members of our board and overseeing our corporate governance principles. Our governance and nominating committee also performs the evaluation of the chief executive officer and reviews his process for the evaluation of the members of the senior management team. The purpose and responsibilities of our governance and nominating committee are set forth in the Governance and Nominating Committee Charter approved by our board of directors and most recently amended on December 15, 2011.

Finance Committee.

Our finance committee consists of Messrs. Bateman (Chair), Eugster, Richards and Vassalluzzo. The purpose of the finance committee is to assist the board in fulfilling its oversight responsibilities for financial-related activities. Its responsibilities and duties include, among other items, reviewing and approving proposed borrowings and indebtedness from $5 million to $25 million, individual club center business plans within the scope of our core business where our investment exceeds $5 million and is within other board approved parameters, business plans for investments outside the scope of our core business from $5 million to $10 million, individual capital items not in our approved annual budget between $5 million and $10 million (with an annual limit of $15 million), and our cash management and investment policy. The finance committee also reviews and recommends to the board for approval, as necessary, borrowings and indebtedness over $25 million, acquisitions over $5 million (but only when requested by the board), dividend and stock repurchase policies and financial hurdle rates for investments of our company. The finance committee also reviews and oversees management’s reports to the board on a variety of financial-related matters. The purpose and responsibilities of our finance committee are set forth in the Finance Committee Charter approved by our board of directors and most recently amended on December 17, 2010.

Corporate Governance Guidelines

In December 2004, our board of directors adopted Corporate Governance Guidelines. These guidelines were most recently amended and approved by the board on December 15, 2011. The guidelines are available on the Corporate Governance section of the Investor Relations page on our website at lifetimefitness.com.

Board’s Role in Risk Oversight

In exercising its overall responsibility to direct our business and affairs, our board of directors has established various processes and procedures with respect to risk oversight and management. As an annual core agenda item of the full board, management presents to the board a comprehensive and detailed risk assessment after completing an enterprise risk review and analysis. The risk assessment provides a detailed analysis of the processes and procedures involved in the company’s enterprise risk management program as well as identifying the most relevant risks to our company. Our board of directors has allocated oversight of our respective risks as discussed below between the board of directors and its committees, with oversight of all other risk residing with the board of directors.

Our finance committee is responsible for the oversight of our capital risk and acquisition-related risk. Capital risk relates to proper management of our liquidity and plans for expansion. Capital risk is regularly monitored by our finance committee through its periodic review of our capital structure and expansion plans. Acquisition-related risk relates to our ability to identify and acquire suitable sites for acquisition of new centers and businesses under a certain threshold, and once this threshold is met, the full board provides collaborative oversight with the finance committee. Acquisition-related risk is regularly monitored by our finance committee, and occasionally by our board of directors, through its periodic review of potential acquisitions and the integration of completed acquisitions.

Our compensation committee is responsible for the oversight of our talent risk and compensation-related risk. Talent risk relates to the retention of talent through competitive compensation plans and other factors. Talent risk is regularly monitored and managed by our compensation committee, and when appropriate, our board of directors, through the periodic review of our compensation plans. Our compensation committee’s oversight of compensation-related risk is described below.

Our audit committee is responsible for the oversight of our internal control and financial reporting risk, regulatory risk, risks from unforeseen phenomenon, and data privacy risk. Internal control and financial reporting risk relates to the reliability of our financial reporting and compliance. Regulatory risk relates to our business being subject to government regulation, and the fact that changes in these regulations could have a negative effect on operations. Our audit committee receives regular updates from our legal department, which include updates on any risks arising from changes in government regulation to which we are subject. Unforeseen phenomenon risk relates to epidemics, pandemics, terrorism or catastrophes that have an effect on individuals utilizing our clubs, and therefore, could have a negative impact on our operations. Our audit committee receives reports from management on applicable response plans and safeguards to mitigate any risk arising from such phenomenon. Data privacy risk relates to the collection, use, retention, sharing and security of our member and corporate client data. Our audit committee provides input on data privacy risk as the processes, procedures and internal controls we have established concerning our data privacy and protection are integrally related to the internal controls we have established for financial reporting and compliance.

In addition to providing collaborative oversight for capital risk, acquisition-related risk and talent risk, our board of directors is also responsible for the oversight of our competitive risk and brand damage risk. Competitive risk is monitored by the full board through the board’s periodic review of our operating performance and strategic plan. Brand damage risk is the risk to our company’s brand and reputation that may arise from a major team member or member incident, negative comments in the media, including social media, or as the result of a data integrity breach. Our board of directors receives periodic reports from management on potential incidents or media exposure that may cause damage to our brand and the risks relating to such damage.

Compensation-Related Risk.

With respect to any compensation-related risk for 2011, we completed a review of our compensation policies and practices for our employees to determine the extent to which any risks arising from such policies and practices are reasonably likely to have a material adverse effect on our company. To complete this review, we first considered all compensation policies and practices for our employees, including the base salaries, annual bonuses and long-term incentive award plans of our executive officers, as well as the compensation plans of our management level corporate employees, area directors, general managers and sales employees. The compensation arrangements and policies were then reviewed with the assistance of our internal audit, finance, human resources and legal departments, to determine any risk-taking incentives inherent in our compensation policies and practices, our internal controls that mitigate any such risks, and whether any resulting risks are reasonably likely to have a material adverse effect on our company. As part of our review, we considered whether any of our compensation policies and practices varied significantly from the overall risk and reward structure of our company and whether any of our compensation policies and practices incentivized individuals to take short-term risks that were inconsistent with our long-term goals. In addition, as part of its regular oversight of the compensation plan structure and administration, our compensation committee received a report on our review of compensation-related risk for 2011. Upon completion of this review, we determined there were no risks arising from our company’s compensation policies and practices that are reasonably likely to have a material adverse effect on our company.

Code of Business Conduct and Ethics

We have adopted the Life Time Fitness, Inc. Code of Business Conduct and Ethics, which applies to all of our employees, directors, agents, consultants and other representatives. The Code of Business Conduct and Ethics includes particular provisions applicable to our senior financial management, which includes our chief executive officer, chief financial officer, controller and other employees performing similar functions. A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investor Relations page on our website at lifetimefitness.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to any director or officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions, promptly following the date of such amendment or waiver.

Corporate Governance Documents Available on Our Website

Copies of our key corporate governance documents are available on the Investor Relations page of our website at lifetimefitness.com. The charters for our audit committee, compensation committee, governance and nominating committee and finance committee, as well as copies of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, are available on our website. Paper copies of any of these corporate governance documents may be obtained without charge by writing to Investor Relations, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317.

Director Qualifications

Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our shareholders. The governance and nominating committee will consider, at a minimum, the following factors in recommending potential new members, or the continued service of existing members, to our board of directors in addition to other factors it deems appropriate based on the current needs and desires of our board of directors:

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demonstrated character and integrity, an inquiring mind, experience at a strategy/policy setting level, sufficient time to devote to our affairs, high-level managerial experience, and financial literacy;

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whether the member/potential member is subject to a disqualifying factor, such as, relationships with our competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence and ability to serve on our committees;

•	whether the member/potential member assists in achieving a mix of members that represents a diversity of background and experience;

•	whether the member/potential member, by virtue of particular experience, technical expertise or specialized skills, will add specific value as a member;

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service;

•	experience in one or more fields of business, professional, governmental, communal, scientific or educational endeavor; and

•	whether the member/potential member has a general appreciation regarding major issues facing publicly traded companies of a similar size and scope.

Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, diversity of background and experience, as noted above, is one of the factors the governance and nominating committee considers in recommending potential new members to our board of directors.

Director Nomination Process

Our governance and nominating committee selects nominees for directors pursuant to the following process:

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the identification of director candidates by our governance and nominating committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our governance and nominating committee to determine which candidates best meet our board of directors’ required and desired criteria;

•	interviews of interested candidates among those who best meet these criteria by the chair of the governance and nominating committee, the chair of our board of directors and certain other directors;

•	a report to our board of directors by our governance and nominating committee on the selection process; and

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formal nomination by our governance and nominating committee for inclusion as a director nominee at the annual meeting of shareholders or appointment by our board of directors to fill a vacancy during the intervals between shareholder meetings.

Prior to recommending a director for reelection to another term, our governance and nominating committee will reassess the qualifications of a director, including the director’s past contributions to our board of directors and contributions at board of directors and board committee meetings.

Shareholders who wish to recommend individuals for consideration by our governance and nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our governance and nominating committee, c/o General Counsel, 2902 Corporate Place, Chanhassen, MN 55317. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our governance and nominating committee and to serve if elected by our board of directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Compensation Committee Interlocks and Insider Participation

During 2011, Messrs. Bateman, Lloyd and Vassalluzzo and Ms. Morfitt, served as the members of our compensation committee. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving as a member of our board of directors or compensation committee.

Attendance at Annual Meeting

Two members of our board of directors attended our 2011 annual meeting of shareholders.

Communication with Our Board of Directors

All interested parties, including our shareholders, may contact our board of directors by mail addressed to the attention of our board of directors, our lead director, all independent directors or a specific director identified by name or title c/o General Counsel, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317. Our General Counsel will review all communications and then forward them to the appropriate director or directors on a periodic basis. The board of directors has instructed our General Counsel to review such correspondence and, with discretion, not to forward items that he deems to be of a commercial or frivolous nature or otherwise inappropriate for the board’s consideration.

Our board of directors recommends that the shareholders vote for the election of each of the eight nominees listed above to constitute our board of directors.

PROPOSAL NO. 2 —

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP and its affiliates (“Deloitte & Touche”) has been our independent registered public accounting firm since 2002. Our audit committee has selected Deloitte & Touche to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012, subject to ratification by our shareholders. While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders on its selection of Deloitte & Touche. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

A representative of Deloitte & Touche will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees

The following table presents the aggregate fees for professional services provided by Deloitte & Touche in fiscal years 2011 and 2010:

Description of Fees	Fiscal Year 2011 Amount	Fiscal Year 2010 Amount
Audit Fees	$719,764	$716,815
Audit-Related Fees	48,000	62,696

Total Audit and Audit-Related Fees	767,764	779,511
Tax Fees	415,551	172,340

Total	$1,183,315	$951,851

  Audit Fees.

The audit fees set forth above include fees for the audit of our annual consolidated financial statements and our internal control over financial reporting. The audit fees also include fees for audit services in connection with Deloitte & Touche’s review of our interim consolidated financial statements for the first three quarters of each fiscal year.

  Audit-Related Fees.

The audit-related fees set forth above consist of fees for the audits of our employee benefit plan and our private foundation, the Life Time Fitness Foundation, as well as fees related to accounting consultations and certain agreed-upon procedures.

  Tax Fees.

The tax fees set forth above consist of fees for the preparation of original and amended tax returns, tax planning and analysis services and assistance with tax audits. Of the fees set forth above, Deloitte & Touche billed $411,551 and $172,340 for tax preparation and compliance services and $4,000 and $0 for other tax-related items during 2011 and 2010, respectively.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee Charter requires that our audit committee approve the retention of our independent registered public accounting firm for any non-audit service and consider whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining our independent registered public accounting firm’s independence, prior to engagement for these services. Our audit committee also actively monitors the relationship between fees for audit and audit-related services and fees for other non-audit services. Our audit committee has delegated to the chair the authority to pre-approve additional services by our independent registered public accounting firm between committee meetings of up to $50,000, in the aggregate, without prior approval of the audit committee; however, such additional services are subsequently presented at the next meeting of the audit committee for ratification. All of the services listed under the heading Tax Fees were pre-approved by our audit committee, or audit committee chair, under the above described delegation.

Our board of directors recommends that the shareholders vote for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

AUDIT COMMITTEE REPORT

The role of our audit committee, which is composed of three independent non-employee directors, includes oversight of the integrity of our consolidated financial statements, our internal controls and internal audit function, our compliance with legal and regulatory requirements and the selection, performance, qualifications and independence of our independent auditors. In performing our oversight function, we rely upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed our company’s audited consolidated financial statements for the fiscal year ended December 31, 2011 with management; (b) discussed with Deloitte & Touche, our company’s independent registered public accounting firm, the matters required to be discussed by applicable auditing standards regarding communication with audit committees; and (c) received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the audit committee concerning their independence, and discussed with Deloitte & Touche their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that our audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

                     Audit Committee:

                     Guy C. Jackson, Chair

                     Jack W. Eugster

                     Martha A. Morfitt

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

For compensation purposes, we currently compare our company against a peer group of companies listed below and selected from the consumer services global industry classification, each with similar size or market capitalization to revenue ratios as compared to our company. In addition, for the 2011 compensation of our named executive officers, we also compared our company to survey data consisting of similar sized publicly traded companies from different industries to get a cross-industry viewpoint, as discussed in more detail below.

Our compensation committee, which is composed of four independent, non-employee directors, discharges our board of directors’ responsibilities with respect to all forms of compensation of our company’s executive officers and oversight of our company’s compensation plans. The purpose of this discussion and analysis is to summarize the philosophical principles, compensation decision-making process, specific program elements and other factors we considered in making decisions about executive compensation during fiscal year 2011.

On April 21, 2011, our shareholders approved, on an advisory basis, the 2010 compensation of our named executive officers as disclosed in our Proxy Statement filed with the Securities and Exchange Commission on March 7, 2011. Our compensation committee considered this approval by our shareholders when reviewing the compensation plans of our named executive officers for fiscal year 2011. As further discussed below, the structure of our compensation plans for our named executive officers is the same as the structure in fiscal 2010. While the structure of our compensation plans for our named executive officers stayed the same, each named executive officer did receive an increase in total compensation, which our compensation committee believed was appropriate for the reasons discussed below.

Compensation Philosophy

We believe that the quality, ability and commitment of our executive officers are significant factors contributing to the proper leadership of our company and driving shareholder value for our company. Our executive compensation goals are to:

•	attract, retain and motivate qualified talent;

•	motivate executives to improve the overall performance of our company and reward executives when our company achieves specific measurable results;

•	encourage accountability by determining salaries and incentive awards based on our company’s collective performance;

•	ensure compensation levels are externally competitive and create internal pay equity among executives; and

•	align our executives’ long-term interests with those of our shareholders.

Compensation Determination Process

Our company uses a variety of compensation elements to achieve our compensation philosophy, including primarily base salary, annual bonuses and long-term incentive equity awards. Our compensation committee does not use a specific formula to set compensation elements under each component, but instead attempts to achieve the appropriate balance between short-term cash compensation and long-term equity compensation and to reflect the level of responsibility of the executive officer and the company’s performance. The factors our compensation committee considers when determining each compensation element and when considering a material increase or decrease in a compensation element include, but are not limited to, the following:

•	the executive’s current total compensation and the appropriate portion of the total compensation that should be performance-based;

•	the executive’s performance as it impacts the overall performance of our company;

•	validation that compensation levels are externally competitive and create internal pay equity among executives that have similar levels of overall contribution to our company;

•	the qualifications of the executive and the potential for development and performance in the future;

•	whether the total compensation is generally equivalent to the executive pay level for comparable jobs at similar companies and the financial performance of those companies relative to ours;

•	the application of our philosophy of accountability relating to our company’s performance, motivation and alignment with shareholder interests;

•	the strategic goals and responsibilities for which the executive has responsibility; and

•	the recommendations of the chief executive officer (except with respect to his own compensation).

In 2011, our compensation committee reviewed the executive compensation program in connection with our company’s merit review and compensation plan process, which concluded on or about March 1st. In general, our compensation committee begins this review process by determining the total cash compensation to be paid to an executive based on a review of the executive pay level for comparable jobs at similar companies, as described below, and the financial performance of those companies relative to ours, in addition to considering the other factors listed above. After the total cash compensation has been determined, our compensation committee allocates a portion of that amount to performance-based compensation to reflect the committee’s belief that a certain portion of total compensation should be incentive compensation. The difference between the total cash compensation and potential annual bonus portion, or the performance-based cash portion, of total cash compensation is the executive’s base salary, which is also established by considering the other factors listed above. Our compensation committee then uses total compensation to establish long-term incentive equity awards, as well as the long-term incentive equity awards being granted by similar companies, while also considering the other factors listed above.

For fiscal 2011, our compensation committee again engaged the services of Mercer to provide a competitive assessment of our base salary, annual bonuses and long-term incentive equity award elements and levels for our executives. As part of this study, Mercer first compared our base salary, annual bonuses and long-term incentive award elements against a previously developed peer group composed of companies of similar size and characteristics. This peer group was comprised of 12 publicly traded companies from the consumer services global industry classification as stated above. The companies selected to be a part of this peer group were Ameristar Casinos, Inc., Cedar Fair, L.P., Cheesecake Factory, Inc., Ethan Allen Interiors, Gaylord Entertainment Company, International Speedway Corporation, JOS A Bank Clothiers, Inc., Nutrisystem, Inc., Pinnacle Entertainment, Inc., Steiner Leisure Ltd., Town Sports International Holdings, Inc. and Vail Resorts, Inc. In addition, Mercer compared our named executive officers’ base salaries, annual bonuses and long-term incentive award elements using survey data consisting of similar sized publicly traded companies, targeting a revenue range from $500 million to $1.5 billion, from different industries to get a cross-industry viewpoint on how similar sized companies, regardless of industry, compensate executives. The survey data was gathered from the 2010 Mercer US Global Premium Executive Remuneration survey and provides larger sample sizes than the peer group, which helps to minimize the risks associated with outliers from a smaller group.

After reviewing the Mercer competitive assessments in connection with the merit review and compensation plan process discussed above, our compensation committee approved an increase in total compensation for fiscal 2011 for each named executive officer. Our compensation committee believed this was prudent due to our actual financial performance in 2010 as compared to our own expectations, as well as our financial performance compared to that of the companies in the Mercer peer group and survey data. Further, the compensation committee believed the increase was necessary to achieve competitive compensation levels compared to those of the executives of the companies included in the Mercer peer group and survey data. Our compensation committee determined that Mr. Akradi’s total cash compensation for 2011, consisting of base salary and target bonus, as well as his long-term incentive award, consisting of a restricted stock grant, should increase. Accordingly, our compensation committee offered Mr. Akradi a total direct compensation package of $6,098,000 for fiscal year 2011, which consisted of $940,000 base salary, a $1,310,000 target bonus and a restricted stock grant of 100,000 shares, which had a grant date fair value of $3,848,000. Mr. Akradi’s base salary increased compared to his 2010 base salary from $750,000 to $940,000. Similarly, Mr. Akradi’s target bonus increased compared to 2010 from $1,090,000 to $1,310,000 and the number of shares included in his long-term incentive award increased 19% from 2010 from 83,710 to 100,000 shares. The increases to Mr. Akradi’s total cash compensation and long-term incentive award would put his total direct compensation at the highest levels of the highest paid executives in our peer group, and just below the 80th percentile of the survey data.

Our compensation committee believed this was appropriate given Mr. Akradi’s performance in 2010, as determined through an annual performance review, and our company’s financial performance in 2010. In addition to the strong performance by Mr. Akradi and our company in fiscal 2010, our compensation committee considered the strong performance of Mr. Akradi and our company in fiscal 2009 as well, when establishing his total compensation at the 2011 levels. Finally, our compensation committee wanted Mr. Akradi’s total compensation to be at the highest levels of the highest paid executives in our peer group because it continues to believe that our company’s growth and development are largely dependent on Mr. Akradi’s visionary leadership and extensive experience and knowledge in our industry.

The base salary and target bonus of each other named executive officer also increased in 2011. Our compensation committee believed this was appropriate due to the company’s financial performance in 2010. Our compensation committee also considered the fact that none of the other named executive officers, except for Mr. Zwiefel, had received an increase in base salary or target bonus for four years. With this increase each other named executive officer continued to receive total cash compensation below the 50th percentile of total cash compensation offered to similarly positioned executives of our peer group. The total direct compensation of each other named executive officer was above the 85th percentile of total direct compensation offered to similarly positioned executives of our peer group. In addition, Mr. Robinson’s total direct compensation was at approximately the 60th percentile of a similarly positioned executive within the survey data, and Messrs. Zaebst, Buss and Zwiefel was above the 75th percentile of total direct compensation offered to similarly positioned executives of the survey data.

Finally, our compensation committee established an annual fixed share amount for each of the named executive officers’ long-term incentive equity awards. While our compensation committee expects the fixed share amount to be offered for a three year period, the committee will have the right to review the share amounts annually. Our compensation committee believes a fixed share approach will incentivize executives to drive shareholder value and share price over the next three year period. Accordingly on February 23, 2011, the compensation committee approved the grant of 100,000 restricted shares to Mr. Akradi, as discussed above, and approved a grant of 25,000 restricted shares to Mr. Robinson, with a grant date value of $962,000, as well as a grant of 20,000 restricted shares to each of Messrs. Zaebst, Buss and Zwiefel, each with a grant date value of $769,600. With the exception of Mr. Akradi, the number of restricted shares granted to each named executive officer in connection with their long-term incentive equity award, stayed the same from 2010 to 2011. The long-term incentive equity award for each named executive officer was greater than 60% of total compensation. Our compensation committee believes that establishing a more substantial portion of total compensation as long-term inventive equity compensation, in addition to the fixed share approach, will continue to align our executive’s interests with those of our shareholders and incentivize our executives to achieve long-term growth. The grant date value of Messrs. Robinson, Zaebst, Buss and Zweifel’s award put each of the executive’s long-term incentive equity compensation above the 90th percentile of the long-term incentive equity compensation of similarly positioned executives in our peer group.

Management Participation. Members of executive management participate in our compensation committee’s meetings at the committee’s request. Management’s role is to contribute input and analysis to the committee’s discussions. Management does not participate in the final determination or recommendation of the amount or form of executive compensation, except that our chief executive officer does participate in the final recommendation, but not determination, of the amount and form of compensation to be paid to all other members of the executive management team. Our executive vice president, Eric J. Buss, who oversees our compensation and human resources department, provides information to the compensation consultants engaged by the committee and assists in the design of our compensation programs.

Use of Consultants. From time to time and as noted above, our compensation committee uses outside compensation consultants to assist it in analyzing our company’s compensation programs and determining appropriate levels of compensation and benefits. The decision to retain consultants and, if so, which consultants to retain, is made solely by our compensation committee.

Executive Compensation Elements

Our company’s executive compensation package ordinarily consists of base salaries, annual bonuses, long-term incentive awards, other compensation, a deferred compensation plan, severance resulting from employment agreements (except for Mr. Akradi) and change in control benefits.

  Base Salary

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Purpose. Our base salaries are designed to provide regular recurring compensation for the fulfillment of the regular duties and responsibilities associated with job roles. We also use base salaries as an important part of attracting and retaining talented executives.

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Structure; Determination Process; Factors Considered. Our compensation committee generally establishes base salaries for executives after first determining the executive’s total cash compensation amount and the portion of the total cash compensation amount that will be an annual bonus opportunity, with the difference being the executive’s base salary. Our compensation committee then may adjust the executive’s base salary based on a consideration of the factors outlined under “Compensation Determination Process” in making its decisions. Our compensation committee reviews base salaries annually.

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2011 Results. For fiscal year 2011, our compensation committee determined that Mr. Akradi’s base salary would increase to $940,000, which is a 25% increase over fiscal 2010. As stated above, our compensation committee deemed this was appropriate given Mr. Akradi’s performance in 2009 and 2010, as determined through annual performance reviews, and our company’s financial performance in 2009 and 2010.

Our compensation committee further determined that the base salaries for Mr. Robinson, our chief financial officer, Mr. Buss, our executive vice president, Mr. Zaebst, our executive vice president, real estate and development, and Mr. Zwiefel, executive vice president and chief of operations, would increase from the base salaries that were provided to each of these executives in 2010. Mr. Robinson’s base salary increased from $340,025 in 2010 to $366,850 in 2011, and Messrs. Zaebst, Buss and Zwiefel’s base salary increased from $273,025 in 2010 to $300,150 in 2011. As stated above, the compensation committee believed this was appropriate due to the company’s financial performance in 2010 as well as the fact that none of the named executive officers, except for Mr. Akradi and Mr. Zwiefel, had received an increase in base salary or target bonus for four years. The base salary of Mr. Zwiefel increased significantly from 2008 to 2009, due to his promotion from senior vice president to executive vice president; however, Mr. Zwiefel’s base salary in 2010 remained unchanged from 2009.

  Annual Bonuses

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Purpose. All executive officers, as well as certain other senior and management-level employees, ordinarily participate in our annual bonus program. We believe that this program provides an incentive to the participants to deliver upon the financial performance goals of our company. The financial performance goals are derived from our annual financial budget and are based on our actual performance during the applicable fiscal year.

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Structure. Our compensation committee generally establishes annual bonus opportunities for executives after first determining the executive’s total cash compensation amount and then determining the proportion of the total cash compensation amount that will be an annual bonus opportunity. Our compensation committee feels that individual executive performances should not be highlighted in the area of annual bonuses given the executive team’s focus on collaborative decision making and its intent to use this compensation element to link the interests of executives with our company’s bottom line. Our compensation committee reviews the program annually, however, and may adjust the executive’s annual bonus opportunity based on a consideration of the factors outlined under “Compensation Determination Process” in making its decisions.

Under our annual bonus program, we provide for the payment of cash bonuses to each participant, on a monthly basis throughout the year, based upon our year-to-date performance in relation to predetermined year-to-date financial objectives. We withhold payout on a portion of the monthly portion of the year-to-date bonus component to offset a potential negative variance that could arise in the annual bonus component. Our compensation committee approves the financial objectives that are utilized for purposes of determining all bonuses and assigns target bonuses for each executive participant to create a target bonus which typically approximates 33% of an executive’s total target cash compensation, except for Mr. Akradi as discussed below. The target bonus amount is prorated on a year-to-date basis to determine the monthly portion of the year-to-date cash bonus payout and the full-year target bonus amount is used to determine the annual cash bonus opportunity at the end of a fiscal year.

Actual bonuses paid to participants are calculated based upon the relationship of our actual financial performance to budgeted financial performance on a monthly year-to-date basis. Accordingly, if actual financial performance is less than budgeted financial performance, the actual bonus paid to the participant would be proportionately less than the participant’s target bonus. At the same time, if actual financial performance exceeds budgeted financial performance, the actual bonus paid to the participant would proportionately exceed the participant’s target bonus. At all participation levels, the actual bonuses paid are based upon the relationship of actual financial performance to budgeted financial performance, on a monthly year-to-date basis. Accordingly, the total actual bonus paid to each participant could exceed the participant’s target bonus if actual financial performance exceeded budgeted financial performance for such participant. We withhold payout of any portion of the year-to-date bonus that exceeds the year-to-date target bonus for the named executive officers until the final year-end financial results are determined.

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Target Bonus and Measurement Determination Process. For fiscal year 2011, the financial objective selected under our bonus components for all of our executives receiving bonuses was adjusted earnings before taxes (“Adjusted EBT”) for the year-to-date period as compared against our 2011 financial plan. The targeted Adjusted EBT for fiscal 2011 included the $3.8 million of compensation expense associated with the first 50% of the performance-based restricted shares that were granted in June 2009, however, it excluded the $6.8 million of compensation expense associated with the remaining 50% of the performance-based restricted shares that were granted in June 2009, which we recognized in the fourth quarter of fiscal 2011. Payouts pursuant to the Adjusted EBT were made monthly. Adjusted EBT consists of net income plus provision for income taxes. Our company uses Adjusted EBT as a measure of operating performance. Our compensation committee believes that applying this specific financial metric to the executive team is appropriate given the requirement that they work collectively in order to achieve top-level growth while reducing operating expenses. The targeted Adjusted EBT objective of $153.2 million set for fiscal 2011 was the same as for our company’s internal plan for Adjusted EBT in fiscal 2011. The compensation committee believed that the Adjusted EBT objective represented an achievable but challenging goal.

For fiscal 2011, our compensation committee determined that the target bonus for Mr. Akradi should again amount to approximately 60% of his total target cash compensation, which was consistent with the ratio of incentive cash compensation to total cash compensation that was given to Mr. Akradi in 2010. Overall, Mr. Akradi’s target bonus increased approximately 20% from $1,090,000 to $1,310,000 from 2010 to 2011. Our compensation committee determined that increasing Mr. Akradi’s target bonus would continue to incentivize Mr. Akradi to lead our company to strong financial performance in 2011 as the overall increase in Mr. Akradi’s target bonus would put Mr. Akradi’s total cash compensation at the highest level of the total cash compensation awarded to the highest paid executives in our peer group. Our compensation committee once again determined that the target bonuses for all executives other than Mr. Akradi should remain at approximately 33% of their total cash compensation based on the committee’s belief that approximately one-third of total cash compensation should be performance-based for this level of management within our company. Our compensation committee has consistently made this determination over the past several years in order to create target bonus percentage equity among all executives receiving target bonuses. Given that the total target cash compensation for each of the executives, other than Mr. Akradi, remained relatively unchanged for the past four years, the target bonus for each executive, other than Mr. Akradi, remained relatively unchanged for the past four years as well. With that in mind, as well as the strong financial performance of our company in 2010, our compensation committee deemed it appropriate to increase the target bonuses of each of the other named executive officers. Accordingly, Mr. Robinson’s target bonus increased from $167,475 to $183,150 from 2010 to 2011, and Messrs. Zaebst, Buss and Zwiefel’s target bonuses increased from $134,475 to $149,850 from 2010 to 2011.

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2011 Results. Our company achieved Adjusted EBT of $161.2 million for fiscal 2011, which excludes $6.8 million of compensation expense related to the remaining 50% of the performance-based restricted shares that were granted in June 2009. The adjusted EBT for fiscal 2011 was above the target and resulted in a payout equal to 105.2% of target total cash compensation.

  Long-Term Incentive Awards

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Purpose. We believe that equity-based incentives are an important part of total compensation for our executives as well as for certain other senior and management-level employees. We believe that this type of compensation creates the proper incentive for management and aligns the interests of our management with the interests of our shareholders. Our compensation committee views the grant of equity-based compensation to be a key component of our overall compensation program.

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Structure; Determination Process; Factors Considered. The Life Time Fitness, Inc. 2011 Long-Term Incentive Plan, referred to as the 2011 Plan, allows us to issue incentive or non-qualified stock options, restricted stock, stock units, performance stock units and/or other cash or equity-based incentive awards. The terms of our 2011 Plan dictate that award repricing cannot occur without shareholder approval and that awards cannot be granted with exercise prices below fair market value. To date, our compensation committee, as administrator of our 2011 Plan, has granted time-based vesting and performance-based vesting restricted stock.

In general, we grant awards that as of the grant date are over 60% of the executive’s total compensation for the current fiscal year. Our compensation committee believes, based on the review and analysis provided by our compensation consultants, this is the best measure to use in order to remain competitive with total compensation granted to executives of the companies in the peer groups identified in the “Compensation Determination Process” section. This is due to the fact that our cash compensation is typically below the 50th percentile of our peer group for all named executive officers other than Mr. Akradi. Therefore, to have competitive total compensation levels for each of our other named executive officers, the amount of our stock awards must be more substantial. Additionally, having equity comprise over 60% of total compensation incentivizes our executives to achieve long-term goals and align with shareholder interests. Our stock grants also have a forfeiture component, as discussed below, that also incentivizes strong annual performance and drives shareholder value. The proportion of equity to total cash compensation to be granted, as well as the actual number of shares awarded to each executive officer, is determined and approved by our compensation committee after considering the expected expense to our company in addition to the factors outlined under the “Compensation Determination Process.” Our compensation committee annually reviews the long-term incentive program and information relevant to approving annual awards for executive officers.

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2011 Results. For fiscal 2011, our compensation committee determined that the executive team in place at that time should each be granted restricted shares that vest as to 25% of the total number of shares on March 1 of each of 2012, 2013, 2014 and 2015, subject to accelerated vesting in certain circumstances.

Our compensation committee determined, however, that the number of restricted shares vesting on each regular vesting date will be reduced pursuant to the sliding scale described below in the event that our company does not achieve earnings per share (EPS) targets for fiscal 2011. If the EPS hurdle is not achieved, one percent (1%) of the restricted shares shall be forfeited for every one percent (1%) by which our company’s actual EPS for 2011 is less than budgeted EPS for 2011, but once actual EPS drops to ten percent (10%) less than budgeted EPS, then two percent (2%) of the restricted shares shall be forfeited for every additional one percent (1%) actual EPS for 2011 is less than budgeted EPS for 2011; however, in no event will the number of forfeited shares exceed 25% of the original number of restricted shares granted.

On February 23, 2011, our compensation committee issued Mr. Akradi 100,000 restricted shares, Mr. Robinson 25,000 restricted shares, and Messrs. Zaebst, Buss and Zwiefel 20,000 restricted shares, under the provisions described above. The value of the restricted shares granted to Mr. Akradi amounted to $3,848,000, which was an increase of $1,437,989 compared to the $2,410,011 value of the restricted shares granted to Mr. Akradi in 2010. This increase put Mr. Akradi’s long-term incentive compensation in approximately the 85th percentile of the long-term incentive compensation offered to the highest paid executives of our peer group. While the number of restricted shares granted to all other named executive officers, remained the same in 2011, as compared to 2010, the grant date value of the restricted shares granted to each of Messrs. Robinson, Zaebst, Buss and Zwiefel increased approximately 34% from the value of the restricted shares granted to each of them in connection with their fiscal 2010 long-term incentive compensation. The EPS hurdle for 2011 of $2.22 was achieved, and accordingly, no restricted shares were forfeited.

June 2009 Performance-Based Restricted Stock Grant

On June 11, 2009, our compensation committee approved performance-based restricted stock grants to each of our named executive officers and other senior management. Our compensation committee approved these grants to serve as an incentive to our senior management team to achieve fully-diluted earnings-per-share targets in fiscal 2011 and/or fiscal 2012, which were considered to be “stretch” goals. In addition to incenting senior management to achieve the stretch goals, our compensation committee believed the grants would help to retain qualified talent, provide competitive compensation and align senior management’s interests with those of our shareholders. As discussed in footnote 1 to the summary compensation table on page 20, 50% of the stock vested upon achievement of a $2.20 EPS target for fiscal year 2011.

Other Compensation

We provide our executive officers with perquisites and benefits that we believe are reasonable, competitive and consistent with the company’s overall executive compensation program in order to attract and retain talented executives. Our executives are entitled to few benefits that are not otherwise available to all of our employees. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.

Deferred Compensation

We offer the Executive Nonqualified Excess Plan of Life Time Fitness, a non-qualified deferred compensation plan, for the benefit of our highly compensated employees, which our plan defines as our employees whose projected compensation for the upcoming plan year would meet or exceed the IRS limit for determining highly compensated employees. This unfunded, non-qualified deferred compensation plan allows participants the ability to defer and grow income for retirement and significant expenses in addition to contributions made to our 401(k) plan.

Employment Agreements and Change in Control Provisions

In July and August 2004, we entered into employment agreements for certain of our executive officers and other members of senior management. We amended and restated these employment agreements in December 2008 in response to requirements under Section 409A of the Internal Revenue Code. We believe that our company has achieved growth through innovative, confidential and proprietary management and marketing methods and plans. Therefore, it was necessary to enter into employment agreements, which include non-compete and non-solicitation clauses, to assure protection of our goodwill and confidential and proprietary information, management and marketing plans. We do not have an employment agreement with Mr. Akradi.

In addition, we also wanted to assure that certain of our executive officers and other members of senior management would continue to serve us under circumstances in which there was possible threatened or actual change of control at our company. We believe it is imperative to diminish the inevitable distraction of certain of our executive officers and other members of senior management by virtue of the personal uncertainties and risks created by a potential severance of employment and to encourage their full attention and dedication to our company currently and in the event of any threatened or impending change of control, and to provide these persons with compensation and benefits arrangements upon a severance of employment which ensure that their compensation and benefits expectations will be satisfied and which are competitive with those of other companies. For these reasons, our company also included accelerated vesting of equity awards upon a change in control under the 2011 Plan, the Amended and Restated Life Tim Fitness, Inc. 2004 Long-Term Incentive Plan, referred to as our 2004 Plan, and the Life Time Fitness, Inc. 1998 Stock Option Plan, referred to as our 1998 Plan.

Accounting and Tax Impacts of Executive Compensation

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility. Covered employees include our chief executive officer and the other three most highly compensated executive officers (other than our chief financial officer).

Our compensation committee considers our ability to deduct compensation in accordance with the one million dollar limitations of Section 162(m) in structuring our compensation programs. However, our compensation committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the company and its shareholders. In fiscal 2011, Section 162(m) limited the deductibility of $2,378,667 in compensation to Mr. Akradi, which we recognized in connection with the compensation plans for all of our named executive officers.

Fiscal 2012 Update

For fiscal 2012, our compensation committee reviewed the competitive assessments for the base salary, annual bonuses and long-term incentive equity award elements and levels for our named executive officers that Mercer provided as part of our fiscal 2011 compensation review. After reviewing these competitive assessments provided by Mercer as well as other factors, our compensation committee determined that the total cash compensation and long-term equity awards for each named executive officer would remain at the same levels for fiscal 2012 as in fiscal 2011. Our compensation committee believes the increase in total cash compensation provided to our named executive officers in fiscal 2011 continues to provide competitive compensation levels as compared to those of the executives of the companies included in our peer group and the Mercer survey data. Finally, our compensation committee also believes that the total compensation for each named executive officer continues to provide them with the appropriate levels of total compensation based on our company’s performance in fiscal 2010 and 2011.

Accordingly, Mr. Akradi’s base salary for fiscal 2012 remained at $940,000. Mr. Akradi’s target bonus also remained the same for fiscal 2012 at $1,310,000. The base salary and target bonus for each of the other named executive officers also remained consistent from fiscal 2011 to fiscal 2012. Mr. Robinson’s base salary is $366,850 for fiscal 2012 and his target bonus is $183,150 and Messrs. Zaebst, Buss and Zwiefel each have a base salary of $300,150 in fiscal 2012 and a target bonus of $149,850. As stated above, in fiscal 2011 our compensation committee determined it would be in our best interests to establish an annual fixed share amount for each of the named executive officers’ long-term incentive equity awards for a three year period. Therefore, the number of shares for each named executive officer’s annual grant for the 2012 fiscal year stayed consistent with the 2011 fiscal year. Our compensation committee believes this would continue to incentivize the executive management team to achieve long-term goals, align our executives’ interest with those of our shareholders and drive shareholder value. Accordingly on February 21, 2012, our compensation committee approved a grant of 100,000 restricted shares to Mr. Akradi with a grant date value of $5,099,000, a grant of 25,000 restricted shares to Mr. Robinson, with a grant date value of $1,274,750, and a grant of 20,000 restricted shares to each of Messrs. Zaebst, Buss and Zwiefel, each with a grant date value of $1,019,800.

Compensation Committee Report

The compensation committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

                                         Compensation Committee:

                                         Joseph S. Vassalluzzo, Chair

                                         Giles H. Bateman

                                         John K. Lloyd

                                         Martha A. Morfitt

Summary Compensation Table

The following table shows, for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who were serving at fiscal year-end, together referred to as our named executive officers, information concerning compensation earned for services in all capacities during the fiscal years ended December 31, 2011, 2010 and 2009:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Bahram Akradi	2011	940,000		—	3,848,000	(3)	—	1,427,000	79,800	6,294,800
Chairman of the Board of Directors,	2010	750,000		—	2,410,011		—	1,193,592	72,453	4,426,056
President and Chief Executive Officer	2009	750,000		—	1,999,997		—	835,479	63,582	3,649,058
Michael Robinson	2011	366,850		—	962,000	(3)		211,750	21,384	1,561,984
Executive Vice President	2010	340,025		—	719,750		—	196,047	22,002	1,277,824
and Chief Financial Officer	2009	335,000		—	540,004		—	193,410	31,732	1,100,146
Mark L. Zaebst	2011	300,150		—	769,600	(3)	—	173,250	37,250	1,280,250
Executive Vice President,	2010	273,025		—	575,800		—	157,417	24,400	1,030,642
Real Estate and Development	2009	268,000		—	431,996		—	154,728	23,893	878,617
Eric J. Buss	2011	300,150		—	769,600	(3)	—	173,250	22,516	1,265,516
Executive Vice President	2010	273,025		—	575,800		—	157,417	19,122	1,025,364
	2009	268,000		—	431,996		—	154,728	22,294	877,018
Jeffrey G. Zwiefel	2011	300,150	(4)	—	769,600	(3)	—	173,250	21,916	1,264,916
Executive Vice President, Chief	2010	273,025		—	575,800		—	157,417	18,616	1,024,858
of Operations

(1)

Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718, Compensation-Stock Compensation (“ASC 718”) for the fiscal year ended December 31, 2011. The grant date fair value of the awards is calculated by multiplying the number of shares in the award by the closing price for a share of our common stock on the New York Stock Exchange on the date of grant.

On June 11, 2009, our compensation committee approved certain restricted stock grants to each of our named executive officers and certain other employees. For the restricted stock granted on June 11, 2009, under our 2004 plan, 50% of the restricted stock vested upon achievement of a $2.20 EPS target for fiscal year 2011, in an amount of 180,000 shares for Mr. Akradi, 50,000 for Mr. Robinson, and 40,000 shares for each of Messrs. Zaebst, Buss and Zwiefel. The remaining restricted stock will vest if a specified EPS target is achieved for fiscal 2012. At the time of the grant, we deemed the achievement of the EPS targets as not probable, and therefore, the aggregate grant date fair value of these awards, calculated in accordance with ASC 718, is zero. In the fourth quarter of 2011, we determined that achieving the fiscal 2012 EPS target was probable with respect to the remaining 50% of the restricted stock granted in June 2009.

(2)	The following table sets forth all other compensation amounts for 2011 by type:

Name	Home Connectivity and Phone Allowance ($)(a)	Use of Company Car and Related Expenses ($)	Car Allowance ($)	Matching 401(k) and Retirement Plan Contributions ($)		Long-term Disability and Life Insurance Premiums ($)	Personal Use of Company Aircraft ($)	Total All Other Compensation ($)
Bahram Akradi	34,295	18,871	12,000	7,350		1,434	5,850	79,800
Michael R. Robinson	3,600	—	9,000	7,350		1,434	—	21,384
Mark L. Zaebst	4,548	23,918	—	7,350		1,434	—	37,250
Eric J. Buss	4,500	—	9,600	7,350		1,066	—	22,516
Jeffrey G. Zwiefel	4,500	—	9,000	7,350	(b)	1,066	—	21,916

(a)

Home connectivity includes a high-speed network providing seamless integration of the computing and telephonic environments at Mr. Akradi’s home office with those of our corporate headquarters, including the ability to use his home as a full-service remote location for business meetings. Phone allowance for Mr. Akradi includes payment of his cell phone plan, stipend and wireless cards.

In addition to the amounts set forth above, our named executive officers received perquisites for which there was no incremental cost to us. These perquisites include use of company tickets to certain entertainment events, minor personal travel expenses associated with travel and lodging for which the purpose of the trip was primarily business-related, and use of our company’s support staff for assistance with personal matters. In addition, certain personal guests accompanied Mr. Akradi, while utilizing our plane for business-related purposes.

(b)	Includes $1,699 contributed by our company to Mr. Zwiefel’s Executive Nonqualified Excess Plan.

(3)

The value for the 2011 Stock Awards includes the aggregate grant date fair value of shares of restricted stock granted to each of the named executive officers on February 23, 2011, at a share price of $38.48, which was the closing price for a share of our common stock on the New York Stock Exchange on February 23, 2011, for an aggregate grant date fair value computed in accordance with ASC 718 as follows:

Name	Number of Shares	Aggregate Grant Date Fair Value
Bahram Akradi	100,000	$3,848,000
Michael R. Robinson	25,000	$962,000
Mark L. Zaebst	20,000	$769,600
Eric J. Buss	20,000	$769,600
Jeff G. Zwiefel	20,000	$769,600

(4)	For the fiscal year ended December 31, 2011, $19,361 of Mr. Zwiefel’s base salary shown on the Summary Compensation Table above was deferred under the Executive Nonqualified Excess Plan.

Grants of Plan-Based Awards in 2011

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the 2011 fiscal year. No options were re-priced or modified during the fiscal year.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Target ($)(1)	Threshold (#)(2)	Target (#)(2)
Bahram Akradi		1,310,000	—	—	—
	2/23/2011	—	75,000	100,000	3,848,000
Michael R. Robinson		183,150	—	—	—
	2/23/2011	—	18,750	25,000	962,000
Mark L. Zaebst		149,850	—	—	—
	2/23/2011	—	15,000	20,000	769,600
Eric J. Buss		149,850	—	—	—
	2/23/2011	—	15,000	20,000	769,600
Jeffrey G. Zwiefel		149,850	—	—	—
	2/23/2011	—	15,000	20,000	769,600

(1)

These amounts represent the potential target bonus amounts available to our executives for fiscal 2011 as described in the “Annual Bonuses” section beginning on page 15. Actual target bonuses paid are calculated based upon the relationship of our actual financial performance to budgeted financial performance and are not limited by any minimum or maximum thresholds.

Accordingly, if actual financial performance is less than budgeted financial performance, the actual target bonus paid to the executive would be proportionately less than the executive’s potential target bonus. At the same time, if actual financial performance exceeds budgeted financial performance, the actual target bonus paid to the executive would proportionately exceed the executive’s potential target bonus. The actual amounts of the target bonuses earned by our executives during fiscal 2011 are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 20.

(2)

The restricted stock granted on February 23, 2011, under our 2004 Plan, vests as to 25% of the total number of shares on March 1 of each of 2012, 2013, 2014 and 2015, subject to accelerated vesting in certain circumstances. The number of restricted shares vesting on each regular vesting date will be reduced pursuant to the sliding scale described below in the event that we do not achieve budgeted EPS for fiscal 2011. If the budgeted EPS hurdle is not achieved, one percent (1%) of the total restricted shares granted shall be forfeited for every one percent (1%) by which our company’s actual EPS for 2011 is less than budgeted EPS for 2011, but once actual EPS drops to ten percent (10%) less than budgeted EPS, then two percent (2%) of the total restricted shares shall be forfeited for every additional one percent (1%) actual EPS for 2011 is less than budgeted EPS for 2011; however, in no event will the number of forfeited shares exceed 25% of the original number of restricted shares. The EPS hurdle of $2.22 for fiscal 2011 was achieved, and therefore, no shares were forfeited.

Executives may vote and receive dividends, if any, on restricted shares that they hold. Restricted shares may not be transferred and are subject to possible forfeiture until they vest. In the case of an executive’s death or total disability (see “Employment Agreements and Change in Control Provisions” on page 25), all restricted shares (other than those granted in June 2009) then outstanding that have not previously vested or been forfeited will vest. Finally, in the case of the occurrence of a change in control (see “Employment Agreements and Change in Control Provisions” on page 25), all restricted shares then outstanding that have not previously vested or been forfeited will vest immediately; provided that the restricted shares granted in June 2009 only vest if the employee’s employment is terminated for any reason other than cause following a change of control or if the restricted shares are not assumed or replaced by the surviving or acquiring entity on economically equivalent terms, as determined by our compensation committee.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Bahram Akradi	—	—	—	—
					481,094 (2)	22,491,145
Michael R. Robinson	67,500 (3)	—	18.50	6/29/2014
	20,000 (4)	—	25.47	3/1/2015
					124,363 (5)	5,813,970
Mark L. Zaebst	2,000 (6)	—	8.00	4/1/2013
	9,375 (7)	—	25.47	3/1/2015
					99,490 (8)	4,651,158
Eric J. Buss	—	—	—	—
					99,490 (8)	4,651,158
Jeffrey G. Zwiefel	9,000 (9)	—	25.47	3/1/2015
					95,469 (10)	4,463,176

(1)	Value based on a share price of $46.75, which was the closing price for a share of our common stock on the New York Stock Exchange on December 30, 2011.

(2)

Includes restricted stock awards of 188,960 shares granted on March 14, 2008; 205,761 shares granted on March 13, 2009; 360,000 shares granted on June 11, 2009; 83,710 shares granted on March 12, 2010; and 100,000 shares granted on February 23, 2011. The table below details the vesting terms for these grants.

(3)

The stock options granted to Mr. Robinson (67,500 shares) on June 29, 2004 vest and become exercisable as to 50% of the shares on each of June 29, 2010 and June 29, 2011, subject to accelerated market condition vesting.

(4)	Stock option granted March 1, 2005 for 20,000 shares vests and becomes exercisable in 25% increments on each annual anniversary of the date of grant.

(5)

Includes restricted stock awards of 22,680 shares granted on March 14, 2008; 55,556 shares granted on March 13, 2009; 100,000 shares granted on June 11, 2009; 25,000 shares granted on March 12, 2010; and 25,000 shares granted on February 23, 2011. The table below details the vesting terms for these grants.

(6)	Stock option granted on April 1, 2003 for 5,000 shares vested and became exercisable in 20% increments on January 1 of each of 2004, 2005, 2006, 2007 and 2008.

(7)	Stock option granted on March 1, 2005 for 12,500 shares vests and becomes exercisable in 25% increments on each annual anniversary of grant.

(8)

Includes restricted stock awards of 18,140 shares granted on March 14, 2008; 44,444 shares granted on March 13, 2009; 80,000 shares granted on June 11, 2009; 20,000 shares granted on March 12, 2010; and 20,000 shares granted on February 23, 2011. For Mr. Zaebst, the amount shown above includes 38,255.5 shares that have been transferred, directly or through transfer of economic interests therein, pursuant to a domestic relations order. The table below details the vesting terms for these grants.

(9)	Stock option granted on March 1, 2005 for 18,000 shares vests and becomes exercisable in 25% increments on each annual anniversary of grant.

(10)

Includes restricted stock awards of 10,600 shares granted on March 14, 2008; 2,500 shares granted on June 11, 2008; 37,037 shares granted on March 13, 2009; 80,000 shares granted on June 11, 2009; 20,000 shares granted on March 12, 2010; and 20,000 shares granted on February 23, 2011. The table below details the vesting terms for these grants.

Vesting Terms for Stock Grants from 2008 to 2011

Date of Grant	Vesting Terms (subject to accelerated vesting in certain circumstances)	Performance Vesting or Forfeitures

March 14, 2008	25% of the total number of shares on March 1 of each of 2009, 2010, 2011 and 2012	25% of Mr. Akradi’s March 14, 2008 restricted stock award was forfeited because we did not achieve budgeted EBT for 2008; 50% of all other named executive officers’ March 14, 2008 restricted stock award was forfeited because we did not achieve budgeted EBT for 2008.

June 11, 2008	25% of the total number of shares on March 1 of each of 2009, 2010, 2011 and 2012	No Forfeiture

March 13, 2009	25% of the total number of shares on March 1 of each of 2010, 2011, 2012 and 2013	No Forfeiture

June 11, 2009	100% of the total number of shares in the event a specified EPS target is achieved for fiscal 2011, 50% of the total number of shares in the event a specified EPS target is achieved for fiscal 2011, and 50% of the total number of shares in the event a specified EPS target is achieved for fiscal 2012.	50% of the restricted stock vested upon achievement of a $2.20 EPS target for fiscal year 2011. The remaining restricted stock will vest if a specified EPS target is achieved for fiscal 2012. See note 1 to the Summary Compensation Table on page 20 for more details.

March 12, 2010	25% of the total number of shares on March 1 of each of 2011, 2012, 2013 and 2014	No Forfeiture

February 23, 2011	25% of the total number of shares on March 1 of each of 2012, 2013, 2014 and 2015	No Forfeiture

2011 Option Exercises and Stock Vested

The following table sets forth certain information concerning options exercised and stock vested during fiscal 2011 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bahram Akradi	—	—	300,297	13,483,933
Michael R. Robinson	52,500	1,899,247	75,474	3,451,698
Mark L. Zaebst	—	—	60,628	2,771,717
Eric J. Buss	41,600	952,628	60,378	2,762,514
Jeffrey G. Zwiefel	2,000	61,311	57,459	2,655,066

Nonqualified Deferred Compensation for 2011

The following table sets forth certain information concerning nonqualified deferred compensation contributed to the Executive Nonqualified Excess Plan of Life Time Fitness of amounts earned during fiscal 2011 for the named executive officers:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Bahram Akradi	—	—	—	—	—
Michael R. Robinson	—	—	—	—	—
Mark L. Zaebst	—	—	582	12,443	16,689
Eric J. Buss	—	—	—	—	—
Jeffrey G. Zwiefel	19,361 (3)	1,699	(1,541)	—	78,502

(1)

The earnings listed represent, as determined by the third party administrator of the Executive Nonqualified Excess Plan of Life Time Fitness, the change in the value of the investment choices selected by the participant during the fiscal year, weighted for activity, such as increases credited under the plan, transfers, and distributions, and taking into consideration any fees, reinvestments, net asset value changes, and earnings credited to the investment choices. Mr. Zaebst’s rate of return was 1.5% and Mr. Zwiefel’s rate of return of -1.8%.

(2)

Includes the following amounts previously reported in prior years’ Summary Compensation Tables: Mr. Zaebst – Salary ($24,750 in 2008) and Mr. Zwiefel – Salary ($8,863 in 2010) and All Other Compensation ($3,722 in 2010).

(3)	This amount was reported in the “Salary” column of the Summary Compensation Table for the fiscal year ended December 31, 2011.

All highly compensated employees eligible to participate in the Executive Nonqualified Excess Plan of Life Time Fitness, including but not limited to our executives, may elect to defer up to 50% of their annual base salary and/or annual bonus earnings to be paid in any coming year. The investment choices available to participants under the non-qualified deferred compensation plan are of the same type and risk categories as those offered under our company’s 401(k) plan and may be modified or changed by the participant or our company at any time. Distributions can be paid out as in-service payments or at retirement. Upon retirement, a participant’s account benefits can be paid out as a lump sum or in annual installments over a term of up to 10 years. We may make matching contributions and/or discretionary contributions to this plan. However, any matching contribution made by the company to participants under this plan is limited to the maximum matching contribution that such participant would have received under our 401(k) plan. If we did desire to make contributions to this plan, the contributions would vest to each participant according to their years of service with our company.

Equity Ownership Guidelines

We encourage our executives and directors to hold company shares, however, we do not have formal stock ownership guidelines.

In February 2007 we adopted a formal equity grant policy governing all awards granted under our stock incentive plans, including the grant of any shares of our common stock, restricted shares, restricted stock units, stock options, stock appreciation rights, deferred stock units, phantom stock and performance units. This policy was amended and restated in December 2010.

This policy maintains that no grants are to occur on a date when our insider trading window is closed. Annual grants, which must be approved by our compensation committee if the grant is to an executive vice president or vice president, are to occur on or about the same time every year. Any new hire grants are to be approved by our compensation committee, if to an executive vice president or vice president, at their next meeting that occurs during an open trading window. The policy requires that all grants of awards to any members of our board of directors must be approved by our board of directors and that all grants of awards to any current or new hire executive officers must be approved by our compensation committee. In December 2010, we amended the policy to allow our chief executive officer to make grants to employees that are not an executive vice president or vice president, subject to the policy’s conditions. The grant of any awards made by our chief executive officer shall be reported to our compensation committee at its next regularly scheduled meeting.

Employment Agreements and Change of Control Provisions

In December 2008, our compensation committee approved a revised form of employment agreement for certain of our executive officers. During 2008, the revised employment agreements were executed by each of our executive officers. As previously discussed, Mr. Akradi does not currently have an employment agreement with us.

The employment agreements provide that if an executive’s employment is terminated by us other than for cause, death or disability, or the executive terminates his employment for good reason, other than within one year following a change of control, then we are to provide the executive with (i) payment in an amount equal to 1 1/2 times the executive’s Target Salary (defined as the sum of the executive’s annual base salary and annual target payout under our annual cash-based incentive plan) in effect as of the termination date (or, if executive resigns for good reason due to a 25% or greater reduction in executive’s Target Salary, the Target Salary in effect immediately prior to the reduction) payable in accordance with the schedule and limitations described below; (ii) up to $10,000 in aggregate reasonable outplacement costs associated with the executive’s search for new employment during the first 12 months following the termination date; and (iii) continuation of medical plan coverage and life insurance coverage for a period of up to 18 months, not to exceed the COBRA continuation period, at the same level, in the same manner and at the same cost to the executive as in effect on the termination date of employment.

The payment of executive’s Target Salary in (i) above will be paid in equal installments in accordance with our regular payroll schedule commencing on the first regular payroll date after the date of executive’s termination of employment, provided that the amount equal to 1/2 of executive’s Target Salary that is otherwise payable in the first six months following the termination date shall not exceed the amount that would cause the payments to be considered a deferral of compensation under Section 409A.

The employment agreements define “good reason” as any of the following events, provided that the executive gives written notice to our company within 90 days of the first occurrence of the event and we fail to remedy the condition within 30 days thereafter:

•	our breach of any material terms or conditions of the employment agreement;

•	our executive offices are relocated outside of a 75 mile radius of its current location, if the relocation results in a material change to the location where the executive performs services for us;

•	our reduction of an executive’s Target Salary by 25% or more, or our material reduction of an executive’s duties and responsibilities; or

•

our assignment of duties and responsibilities to an executive that are materially inconsistent with the executive’s position and experience, which results in a material reduction in the executive’s duties, responsibilities or authority.

The employment agreements generally define “cause” as our determination in good faith that an executive has:

•	engaged in willful and deliberate acts of dishonesty, fraud or unlawful behavior that adversely affects our business affairs;

•	been convicted of or pleaded no contest to a felony;

•	been grossly negligent or engaged in willful misconduct in performing his or her duties and responsibilities and thereby materially adversely affected our business affairs;

•	refused to substantially perform or persistently neglected his or her duties and responsibilities, or experienced chronic unapproved absenteeism;

•	demonstrated an inability to perform the duties of his or her position, and is unable to satisfy within 60 days the conditions of any resulting performance improvement plan; or

•	breached any material terms or conditions of the employment agreement.

Events relating to executive’s absenteeism, neglect or refusal to perform, or inability to perform, will constitute “cause” only if we provide the executive with written notice of the event and the executive fails to remedy the event within 21 business days.

Termination Other than for Cause, Death or Disability or Termination for Good Reason (Other than Within One Year Following a Change of Control)

The following table presents the estimated total amounts that would be paid out to the executive officer if his employment was terminated other than for cause, death or disability, or the executive terminated his employment for good reason, as of December 31, 2011, other than within one year following a change of control of our company. In addition to the amounts included below, certain terminations for good reason will result in acceleration of stock options, the circumstances of which are described below:

Name	Cash Severance Payments ($)(1)	Aggregate Outplacement Costs ($)	Continued Benefits Coverage ($)	Total Potential Payout ($)
Bahram Akradi	—	—	—	—
Michael R. Robinson	825,000	10,000	—	835,000
Mark L. Zaebst	675,000	10,000	—	685,000
Eric J. Buss	675,000	10,000	—	685,000
Jeffrey G. Zwiefel	675,000	10,000	—	685,000

(1)	Cash Severance Payments are calculated based on the executive’s Target Salary on the date of termination.

Termination Other than for Cause, Death or Disability or Termination for Good Reason Within One Year of a Change of Control

The employment agreements also provide that if the executive’s employment with us or a successor is terminated by us within one year of a change of control for any reason other than cause, death or disability, or by the executive within one year of a change of control for good reason, then the executive will receive the same benefits as set forth above, subject to the same schedule and limitations; and in addition, we will pay the executive an amount equal to 1/4 of the Target Salary, payable in equal installments in accordance with our regular payroll schedule over the three month period beginning after completion of the Target Salary payments described above.

In addition, our 2004 Plan and 2011 Plan, and the agreements relating to stock option and restricted stock awards subject to those plans provide that all stock option awards will become immediately exercisable in full and all restricted stock awards will fully vest immediately upon a change of control of our company. However, in the event of a change of control, our compensation committee has the right to cancel any outstanding options under the 2004 Plan and 2011 Plan and to cause us to instead pay the optionee the excess of the fair market value of the option shares covered by the option over the exercise price of the option at the date that our compensation committee provides a buy-out notice.

Awards granted before April 24, 2008, under the 2004 Plan, define “change of control” as consisting of any of the following events:

•

a change in the composition of our board of directors such that the individuals who constitute the board of directors cease for any reason to constitute at least a majority of our board of directors, provided that any director who was approved by a majority of our incumbent directors (other than in connection with a proxy contest) shall be considered an original member of our board of directors;

•

the consummation of a merger, tender offer or consolidation of our company with any other corporation, other than a merger or consolidation that would result in the voting securities of our company outstanding prior to the transaction continuing to represent at least 45% of the combined voting power of the voting securities of us or the surviving entity; or

•	the consummation of a sale of all or substantially all of the assets of our company, other than in connection with the sale-leaseback of our real estate.

The employment agreements, as well as awards granted after April 24, 2008 under the 2004 Plan, and awards granted under the 2011 Plan, define “change of control” as consisting of any of the following events:

•

a change in the composition of our board of directors such that the individuals who constitute the board of directors cease for any reason to constitute at least 50% of our board of directors, provided that any director who was approved by a majority of our incumbent directors (other than in connection with a proxy contest) shall be considered an original member of our board of directors;

•

the consummation of a merger or consolidation of our company with any other corporation or other entity, a statutory share exchange involving our capital stock, or a sale or other disposition of all or substantially all of our assets (other than in connection with a sale-leaseback of our company’s real estate) unless our shareholders own a majority of the voting power and common stock of the surviving corporation and other conditions are satisfied;

•	the acquisition of beneficial ownership by a person or group which results in aggregate beneficial ownership of 30% or more of voting power or common stock, subject to certain exceptions; or

•	a plan to liquidate or dissolve our company.

The following table presents (i) the estimated total amounts that would be paid out (including the cost of continued benefits coverage to our company) to each named executive officer if the officer’s employment were terminated by us or a successor for any reason other than cause, death or disability, or by the named executive officer for good reason, as of December 31, 2011, and within one year of a change of control; and (ii) the intrinsic value of restricted stock awards whose vesting would be accelerated, if a change of control occurred as of December 31, 2011:

Name	Cash Severance Payments ($)(1)	Aggregate Outplacement Costs ($)	Continued Benefits Coverage ($)	Value of Accelerated Equity Awards ($)(2)	Total Potential Payout ($)
Bahram Akradi	—	—	—	17,816,145	17,816,145
Michael R. Robinson	962,500	10,000	—	5,813,970	6,786,470
Mark L. Zaebst	787,500	10,000	—	4,651,158	5,448,658
Eric J. Buss	787,500	10,000	—	4,651,158	5,448,658
Jeffrey G. Zwiefel	787,500	10,000	—	4,463,176	5,260,676

(1)	Cash Severance Payments are calculated based on the executive’s Target Salary on the date of termination.

(2)

Value based on a share price of $46.75, which was the closing price for a share of our common stock on the NYSE on December 30, 2011. Value of restricted stock awards is determined by multiplying that closing share price by the number of restricted shares. There were no unvested stock options as of December 30, 2011. Of the amounts shown, the amount listed below relates to the June 2009 restricted stock award, which only vests if the employee’s employment is terminated for any reason other than cause following a change of control or if the restricted shares are not assumed or replaced by the surviving or acquiring entity on economically equivalent terms, as determined by our compensation committee: Mr. Akradi - $8,415,000, Mr. Robinson - $2,337,500, Messrs. Zaebst, Buss and Zwiefel - $1,870,000.

Payment of severance benefits under our employment agreements, whether or not termination is in connection with a change of control, is conditioned upon the executive signing and not rescinding a global release of all claims against us, and remaining in compliance with his obligations under the employment agreement to (i) protect our confidential information, (ii) refrain from competing with us for 18 months (or 24 months in connection with a change of control) after his termination of employment, (iii) refrain from hiring any of our employees for 12 months after his termination of employment, and (iv) refrain from soliciting any of our customers or inducing any customer or supplier to stop doing business with us for 12 months after his termination of employment.

Acceleration of Vesting of Equity Awards

Under our 2004 and 2011 Plans, if an executive’s employment is terminated due to death or disability, any outstanding stock option will immediately become exercisable in full for one year (or until the option expires, if that occurs sooner), and any restricted stock award will vest in proportion to the term of the award during which the executive was employed.

Beginning in 2006, each restricted stock agreement granted by us to our employees, including our executive officers, provides for the complete vesting of all restricted stock upon termination of employment due to death or disability. However, the restricted stock agreements issued in connection with the June 11, 2009 restricted stock grant do not provide for complete vesting of all restricted stock upon termination of employment due to death or disability. If an executive’s employment terminates for any reason other than death, disability or cause (defined in a manner similar to that in our employment agreements), his outstanding stock options will remain exercisable for a period of 90 days after termination to the extent they were exercisable immediately before termination, but any unvested shares of restricted stock will be forfeited. The following table presents the value of the restricted stock awards whose vesting would be accelerated, if the named executive officer’s employment were terminated due to death or disability as of December 31, 2011:

Name	Value of Accelerated Equity Awards ($)(1)
Bahram Akradi	9,401,145
Michael R. Robinson	3,476,470
Mark L. Zaebst	2,781,158
Eric J. Buss	2,781,158
Jeffrey G. Zwiefel	2,593,176

(1)

Value based on a share price of $46.75 which was the closing price for a share of our common stock on the NYSE on December 30, 2011. The value of accelerated restricted stock awards is determined by multiplying that closing share price by the number of restricted shares whose vesting is accelerated. There were no unvested stock options as of December 31, 2011.

Compensation of Directors

Non-employee directors are compensated for serving as directors with a grant of restricted stock, an annual stipend, and annual chairperson and lead director fees, if applicable, and are also reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings.

Director Compensation Table

The following table shows, for each of our non-employee directors, information concerning annual cash and long-term equity compensation earned for services in all capacities during the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Giles H. Bateman	78,231	100,010	178,241
Jack W. Eugster	63,231	100,010	163,241
Guy C. Jackson	78,231	100,010	178,241
John K. Lloyd	63,231	100,010	163,241
Martha A. Morfitt	63,231	100,010	163,241
John B. Richards	73,231	100,010	173,241
Joseph S. Vassalluzzo	218,231	124,965	343,196

(1)

Valuation of awards based on the grant date fair value of those awards computed in accordance with ASC 718 for the fiscal year ended December 31, 2011. The grant date fair value of the awards is calculated by multiplying the number of shares in the award by the closing price for a share of our common stock on the New York Stock Exchange on the date of grant.

All stock awards granted to non-employee directors have been in the form of restricted stock issued under our 2004 Plan and 2011 Plan. Directors may vote and receive dividends, if any, at the normal dividend rate on restricted shares that they hold. Restricted shares may not be transferred and are subject to possible forfeiture until they vest, which occurs when a director ceases to be a member of our board of directors for any reason other than death, total disability or retirement unless our board of directors determines otherwise. In the event of the death, total disability or retirement of a non-employee director prior to the granting of a restricted stock award in respect of the fiscal year in which such event occurred, the restricted stock award may, in the discretion of our board of directors, be granted in respect of such fiscal year to the retired or disabled non-employee director or his or her estate. In addition, in the case of a non-employee director’s death, total disability or retirement or the occurrence of a change of control under our 2004 Plan and 2011 Plan

(see “Employment Agreements and Change in Control Provisions” section on page 25), all restricted shares outstanding to non-employee directors that have not previously vested or been forfeited will vest immediately.

The following table shows, for each of our non-employee directors, the aggregate number of stock awards outstanding as of December 31, 2011:

Name	Aggregate Stock Awards Outstanding as of 12/31/11 (#)
Giles H. Bateman	5,501
Jack W. Eugster	5,311
Guy C. Jackson	5,501
John K. Lloyd	5,311
Martha A. Morfitt	5,501
John B. Richards	5,501
Joseph S. Vassalluzzo	7,117

Stipend

An annual stipend of $60,000 is paid to each non-employee director. The stipend is paid in cash quarterly after the end of each calendar quarter, in arrears.

Chairperson Fees

In March 2011, we amended our Non-Employee Director Compensation Plan to increase the finance committee chairperson fee from an annual payment of $10,000 to annual payment of $15,000. Accordingly, the chairpersons of our audit, compensation and finance committees each receive an annual payment of $15,000, and the chairperson of our governance and nominating committee receives an annual payment of $10,000. The annual committee chairperson fees are paid in cash quarterly after the end of each calendar quarter, in arrears.

Lead Director Fees

Our company’s non-employee lead director receives an additional fee of $90,000 annually. The lead director fee is paid in cash quarterly after the end of each calendar quarter, in arrears.

Restricted Stock

Each non-employee director who joins our board of directors after March 1, 2004 receives an initial grant of restricted stock with a fair market value at grant date of $100,000 in connection with such a director becoming a member of our board of directors. The date of grant for such director is the date of such director’s election to our board of directors and the restrictions on the restricted stock lapse ratably on each annual anniversary of the date of grant over a three-year period. We had no new non-employee directors in fiscal year 2011.

In March 2011, we amended our Non-Employee Director Compensation Plan to increase the annual restricted stock grant given to each non-employee director from a fair market value at grant date of $75,000 on the date of our annual shareholder meeting, to a fair market value at grant date of $100,000 on the date of our annual shareholder meeting. The grants lapse ratably on each annual anniversary of the date of grant over a three-year period. Pursuant to this provision, Messrs. Bateman, Eugster, Jackson, Lloyd and Richards and Ms. Morfitt were each granted 2,597 shares of restricted stock on April 26, 2011.

In March 2011, we also amended our Non-Employee Director Compensation Plan to increase the annual restricted stock grant given to our lead director from a fair market value at grant date of $100,000 on the date of our annual shareholder meeting, to a fair market value at grant date of $125,000 on the date of our annual shareholder meeting. The grants lapse ratably on each annual anniversary of the date of grant over a three-year period. Pursuant to this provision, Mr. Vassalluzzo was granted 3,245 shares of restricted stock on April 26, 2011.

Other Compensation

In March 2011, our board of directors approved a one-time cash payment of $50,000 to our lead director, Mr. Vassalluzzo. This one-time cash payment was in consideration for the additional time and effort given by Mr. Vassalluzzo beyond his typical duties and responsibilities as lead director.

For the fiscal year ended December 31, 2011, all non-employee directors were provided a payment equal to the value of a one year Life Time Fitness Diamond Family Membership, which is included in the “Fees Earned or Paid in Cash” column of the Director Compensation Table on page 28.

We reimburse all non-employee directors for out-of-pocket traveling expenses incurred in attending board and committee meetings.

PROPOSAL NO. 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, which is described in the “Compensation Discussion and Analysis” section on page 12 of this Proxy Statement.

As described in the “Compensation Discussion and Analysis” section on page 12, we believe that the quality, ability and commitment of our executive officers are significant factors contributing to the proper leadership of our company and driving shareholder value for our company. Accordingly, our executive compensation programs are designed to:

•	attract, retain and motivate qualified talent;

•	motivate executives to improve the overall performance of our company and reward executives when our company achieves specific measurable results;

•	encourage accountability by determining salaries and incentive awards based on the company’s collective performance and contribution;

•	ensure compensation levels are externally competitive and create internal pay equity among executives; and

•	align our executives’ long-term interests with those of our shareholders.

Shareholders are urged to read the “Compensation Discussion and Analysis” section on page 12, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. Our compensation committee and board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

This vote is merely advisory and will not be binding upon our board of directors. However, our board of directors encourages all shareholders to vote their shares on this matter in order to express their opinions on our named executive officers’ compensation packages.

Our board of directors recommends that the shareholders vote for the compensation of our named executive officers, as disclosed in this proxy statement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 23, 2012 by:

•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each current director;

•	each director nominee;

•	each of the named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the Securities and Exchange Commission’s rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of February 23, 2012, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated in the notes to this table, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Percentage of ownership is based on 42,733,948 shares of our common stock outstanding on February 23, 2012. The address for each executive officer and director is 2902 Corporate Place, Chanhassen, MN 55317.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Principal Shareholders:
Wells Fargo & Company (1) 420 Montgomery Street San Francisco, CA 94104	3,867,572	9.1%
Thornburg Investment Management Inc. (2) 2300 Ridgetop Rd. Santa Fe, NM 87506	3,572,179	8.4%
Kornitzer Capital Management, Inc. (3) 5420 West 61st Place Shawnee Mission, KS 66205	2,948,130	6.9%
BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	2,908,488	6.8%
Columbia Wanger Asset Management, L.P. (5) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	2,875,600	6.7%
Wasatch Advisors, Inc. (6) 150 Social Hall Avenue Salt Lake City, UT 84111	2,535,687	5.9%
Non-Employee Directors:
Giles H. Bateman	18,646	*
Jack W. Eugster	14,772	*
Guy C. Jackson	20,030	*
John K. Lloyd	14,472	*
Martha A. Morfitt	12,225	*
John B. Richards	9,523	*
Joseph S. Vassalluzzo	73,090	*
Named Executive Officers:
Bahram Akradi	2,381,391	5.6%
Michael R. Robinson (7)	286,863	*
Eric J. Buss	160,064	*
Mark L. Zaebst (8)	152,014	*
Jeffrey G. Zwiefel (9)	165,050	*
All directors and executive officers as a group (12 persons) (10)	3,308,140	7.7%

*	Less than 1%

(1)

Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 26, 2012, reflecting the shareholder’s beneficial ownership as of December 31, 2011. The securities are beneficially owned by Wells Fargo & Company and related entities, including Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. Wells Fargo & Company reported sole voting power for 3,651,309 shares, shared voting power for 267 shares, sole dispositive power for 3,765,638 shares and shared dispositive power of 7,131 shares. Wells Capital Management Incorporated reported sole voting power for 215,273 shares, shared voting power for 0 shares, sole dispositive power for 3,717,153 and shared dispositive power for 0 shares. Wells Fargo Funds Management, LLC reported sole voting power for 3,378,890 shares, shared voting power for 0 shares, sole dispositive power for 21,215 shares and shared dispositive power for 0 shares.

(2)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2012, reflecting the shareholder’s beneficial ownership as of December 31, 2011.

(3)

Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 20, 2012, reflecting the shareholder’s beneficial ownership as of December 31, 2011. Kornitzer Capital Management, Inc. had sole voting power for 2,948,130 shares, shared voting power for 0 shares, sole dispositive power for 2,856,690 shares and shared dispositive power for 91,440 shares.

(4)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2012, reflecting the shareholder’s beneficial ownership as of December 31, 2011.

(5)

Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2012, reflecting the shareholder’s beneficial ownership as of December 31, 2011. The shares reported by Columbia Wanger Asset Management, LLC include shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by the reporting person. CAT holds 5.7% of Life Time Fitness, Inc. These two funds have sole voting power for 2,681,600 and sole dispositive power for 2,875,600.

(6)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012, reflecting the shareholder’s beneficial ownership as of December 31, 2011.

(7)	Includes 87,500 shares of common stock underlying options that are exercisable within 60 days of February 23, 2012.

(8)	Includes 11,375 shares of common stock underlying options that are exercisable within 60 days of February 23, 2012.

(9)	Includes 9,000 shares of common stock underlying options that are exercisable within 60 days of February 23, 2012.

(10)	Includes 107,875 shares of common stock underlying options issued to three executive officers that are exercisable within 60 days of February 23, 2012.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Approval Policy

In February 2007, our board of directors adopted a formal written related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our company’s filings with the Securities and Exchange Commission. This policy was most recently amended in December 2010. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest, but exempts the following:

•	payment of compensation by our company to a related person for the related person’s service to our company in the capacity or capacities that give rise to the person’s status as a “related person;”

•	transactions available to all employees or all shareholders of our company on the same terms; and

•

transactions, which when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year, which is the threshold for disclosure of related person transactions under applicable SEC rules.

The audit committee of our board of directors must approve any related person transaction subject to this policy before commencement of the related party transaction. The committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the committees deems appropriate.

Related Person Transaction Summary

Prior to the adoption of our related person transaction approval policy, our company entered into the transaction described below. We believe that the transaction set forth below was on terms no less favorable than we could have obtained from unaffiliated parties.

In October 2003, we leased a center located within a shopping center that is owned by a general partnership in which Mr. Akradi has a 50% interest. We paid rent pursuant to this lease of $532,644 in 2011. The terms of the lease were negotiated by one of our independent directors on behalf of our company and were reviewed and approved by a majority of our independent and disinterested directors. To assist our board of directors in evaluating this transaction, a third-party expert was retained at the time of transaction to review the terms of the lease. The third-party expert determined that the terms of the lease were at market rates.

Other than the transaction set forth above, our company had no other transactions during fiscal 2010 which required review, approval or ratification under our related person transaction approval policy or where the related person transaction approval policy’s policies and procedures were not followed.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 for compensation plans under which securities may be issued:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	407,200 (1)	$23.62	3,792,592 (2)
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	407,200	$23.62	3,792,592

(1)

This amount includes shares issuable upon the exercise of outstanding stock options granted under the 1998 Plan; shares issuable upon the exercise of outstanding stock options granted under the 2004 Plan; and shares issuable upon the exercise of outstanding stock options granted under the 2011 Plan. This amount does not include 12,650 shares that were subject to purchase under the Life Time Fitness, Inc. Employee Stock Purchase Plan for the purchase period ended December 31, 2011.

(2)

This amount includes 2,477,922 shares available for issuance pursuant to equity awards that could be granted in the future under the 2011 Plan and 1,314,670 shares available for issuance under the Life Time Fitness, Inc. Employee Stock Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of reports and written representations furnished to it, the company believes that during the fiscal year ended December 31, 2011, all filings with the SEC by its executive officers and directors complied with requirements for reporting ownership and changes in ownership of our stock pursuant to Section 16(a) of the Exchange Act.

ADDITIONAL INFORMATION

Our Annual Report for the year ended December 31, 2011, including consolidated financial statements, is available on the Internet. Your Notice of Internet Availability of Proxy Materials contains instructions on how to access these materials.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the shares represented by these proxies.

Shareholders who wish to obtain an additional copy of our Annual Report for the year ended December 31, 2011, to be filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2011, may do so without charge by writing to Investor Relations, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317.

By Order of the Board of Directors,

Bahram Akradi
Chairman of the Board of Directors, President and Chief Executive Officer

Dated: March 5, 2012

MAP AND DIRECTIONS

2012 Annual Meeting of Shareholders

April 19, 2012 • 1:00 p.m. CDT

2902 Corporate Place, Chanhassen, MN 55317

Directions from Minneapolis/St. Paul International Airport

(approximately 30-40 minutes):

•	Highway 5 towards Bloomington

•	Merge onto I-494 West (11.2 miles)

•	Take exit 11-C to merge onto Highway 5 West (6.6 miles)

•	Turn left at Century Boulevard

•	Turn right at Corporate Place (very first right)

•	Corporate office is located on the right hand side of parking lot

Directions from downtown Minneapolis

(approximately 30-40 minutes):

•	35W South (5.4 miles)

•	Highway 62 West (4.9 miles)

•	212 West (3.1 miles)

•	212 turns into Highway 5 West (6.6 miles)

•	Turn left at Century Boulevard

•	Turn right at Corporate Place (very first right)

•	Corporate office is located on the right hand side of parking lot

LIFE TIME FITNESS, INC. 2902 CORPORATE PLACE CHANHASSEN, MN 55317

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M42491-P19298	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

LIFE TIME FITNESS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the following nominees in proposal 1:
1.	Election of Directors	☐	☐	☐
	Nominees

	01) Bahram Akradi	05)	John K. Lloyd
	02) Giles H. Bateman	06)	Martha A. Morfitt
	03) Jack W. Eugster	07)	John B. Richards
	04) Guy C. Jackson	08)	Joseph S. Vassalluzzo

The Board of Directors recommends you vote FOR proposals 2 and 3:						For	Against	Abstain
2	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.					☐	☐	☐

3.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in our proxy statement.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M42492-P19298

LIFE TIME FITNESS, INC. Annual Meeting of Shareholders April 19, 2012 1:00 PM This proxy is solicited by the Board of Directors

The shareholder(s) hereby revokes all prior proxies and appoint(s) Bahram Akradi and Erik A. Lindseth, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of Life Time Fitness, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 1:00 PM CDT on April 19, 2012, at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, MN 55317, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side